EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AWARENESS LETTER

Securities and Exchange Commission

Washington, D.C. 20549

We are aware that our report dated July 11, 2007 on our review of the interim consolidated financial statements of Dynacq Healthcare, Inc. as of May 31, 2007, and for the three and nine month periods ended May 31, 2007 and 2006 and included in this Form 10-Q for the quarter ended May 31, 2007 is incorporated by references in the Company’s Registration Statement No. 333-72756. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Killman, Murrell & Company, P.C.

Killman, Murrell & Company, P.C.
Houston, Texas
July 16, 2007